Exhibit 10.36

BY HAND

May 7, 2018

Dear Chris:

This letter agreement (this “Agreement”) follows our recent discussions about your employment as Chief Financial Officer of InVivo Therapeutics Corporation (“InVivo” or the “Company”).

As you know, you and the Company entered into an Employment Agreement (the “Employment Agreement”) dated March 29, 2017.  Upon the termination of your employment during the Term (as defined in the Employment Agreement), you will be entitled to compensation and benefits described in Section 4(b) of the Employment Agreement and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

After discussions with the Company’s Chief Executive Officer, you have notified the Company’s Board of Directors (the “Board”) that you wish to resign from your employment and related positions.  The Company accepts your resignation, to be effective May 11, 2018 (the “Date of Termination”).  You will be paid salary continuation in lieu of the notice period specified in you Employment Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Employment Agreement.

This letter also proposes the Separation Agreement and Release (the “Agreement”) referred to in Section 4(b) the Employment Agreement. If you enter into, do not revoke, and comply with this Agreement you will be entitled to the Severance Benefits described below.  In any event, and regardless of whether you enter into this Agreement and receive the Severance Benefits, the following bulleted terms and obligations shall apply:

•                                          To the extent not already paid, the Company shall pay you the Accrued Obligations set forth in Section 4(a) of the Employment Agreement which shall include but not be limited to: (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement); and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans. You have 6.75 days of unused vacation accrued through the Date of Termination.

•                                          Your eligibility to participate in the Company’s other employee benefit plans and programs will cease on the Date of Termination in accordance with the terms and conditions of each of those benefit plans and programs, with the exception of health insurance coverage, which will cease six (6) months after the Date of Termination (November 11, 2018).  Your rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs.

•                                          The Invention and Non-disclosure Agreement dated November 11, 2013 (the “Restrictive Covenants Agreement”) shall remain in effect during and after the Date of

Termination in accordance with its terms.  A copy of the Restrictive Covenants Agreement is being provided to you with this Agreement.

•                                          Except as otherwise provided in this Agreement, any equity awards held by you shall be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards (collectively, the “Equity Documents”).

The remainder of this letter proposes the Agreement between you and the Company.  You acknowledge that you are entering into this Agreement voluntarily.  By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.                                      Resignations

In connection with the ending of your employment, you hereby resign from all officer, director and manager positions you hold with the Company and any of its respective direct or indirect subsidiaries or controlled entities effective May 11, 2018.  You agree to execute any documents reasonably requested by the Company or any controlled entities in order to effectuate your resignations.

2.                                      Severance Benefits

For purposes of the Severance Benefits set forth below, the ending of your employment shall be treated pursuant to Section 3(d) of the Employment Agreement.  If you enter into, do not revoke and comply with this Agreement, you will be entitled to the following Severance Benefits:

(a)                                 the Company shall pay you an amount equal to twelve (12) months of your Base Salary, currently $335,000 per year (the “Severance Amount”).

(b)                                 Upon your making a timely election pursusant to the provisions of the Consolidated Omnibus Budget Reconcilliation Act of 1985 (Cobra), InVivo will pay the standard employer portion of your medical and dental insurance premiums for six months after your last date of employment. InVivo’s obligations under this subsection are contingent on your making a timely Cobra election. Additionally InVivo shall only be required to continue and contribute to your medical And dental insurance under this subsection to the same extent that such insurance is provided to persons employed by InVivo. After the six month period , you will have the right to continue your medical and dental insurance pursuant to the provisions under Cobra solely at your own expense. The “qualifying event” under Cobra shall be deemed to have commenced on the Separation date. If during the six (6) months following the Date of Termination, you inform the Company that you are ending your employer-provided health insurance, the Company will cease to pay the monthly employer contribution as of the next calendar month.

The amounts payable under Section 2(a) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing no later than 30 days after the Date of Termination; provided, if you miss a regular payroll date due to the timing of the Effective Date of this Agreement, the Company’s initial payment to you shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  Notwithstanding the foregoing, if you breach any provisions of the Restrictive Covenants Agreement, in additional to all other legal and equitable remedies all payments of the Severance Benefits shall immediately cease.

3.                                      Return of Property

You agree that, in light of the ending of your employment, your agree to return to InVivo all InVivo property (including without limitation, keys, identification cards, computer equipment, computer discs and software, computer access codes, telephones, references guides, company files and documents, company credit cards, institutional manuals, etc.) and documents and any copies thereof (including, without limitation, laboratory notebooks, financial plans, management reports, and other similar documents and information), and that you will abide by any and all common law and/or statutory obligation relating to the protection and non-disclosure of InVivo’s trade secrets and/or confidential and proprietary documents and information.

4.                                      Cooperation

You agree that during the first thirty (30) days of the Severance Period you will make yourself reasonably available to the Company, upon reasonable notice, either by telephone or, if the Company believes necessary, in person to assist the Company in any matter relating to the services performed by you during your employment with the Company including, but not limited, transitioning your duties to others at the Company (“Cooperation Activities”).  In the event any Cooperation Activities exceed 25 hours of your time in the aggregate, you and the Company shall enter into a consulting agreement with mutually agreeable terms, including an hourly rate, to cover services related to any additional Cooperation Activities. You further agree that during the Severance Period and thereafter you will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claim or action against its directors, officers and employees.  Your cooperation in connection with such claims or actions shall include your being available, within reason given the constraints of future employment or job search activities, to meet with the Company to prepare for any proceeding, to provide truthful affidavits and/or testimony, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should an individual representing a party adverse to the business or legal interests of the Company (including, without limitation, anyone threatening any form of legal action against the Company) contact you (directly or indirectly), you will promptly (within 48 hours) inform the Company of that fact. Nothing herein shall be construed to prohibit or prevent you from cooperating with any government investigation (including maintaining the confidentiality of such investigation if required by the government), nor shall any such cooperation be deemed to be a violation of your obligations of non-disparagement set forth in Section 6.

5.                                      Continuing Obligations

You hereby reaffirm your continuing obligations to the Company pursuant to the Invention and Non-Disclosure Agreement, the terms of which are incorporated herein by reference as material terms of this Agreement.  Such continuing obligations include, but are not limited to, the non-disclosure of the Company’s confidential information, compliance with your post-termination obligations under the Company’s insider trading policy and special trading procedures, the return of the Company’s property, and the six (6) month post-employment non-competition and non-solicitation period.

6.                                      Mutual Non-Disparagement

Subject to Section 9 of this Agreement, you agree not to make any disparaging statements concerning the Company or any of its affiliates or its or their products, services or current or former officers, directors, shareholders, employees, members, managers or agents.   The Company’s Board of Directors and its Officers hereby agree not to make any disparaging statements concerning you.

7.                                      Communications Regarding Your Separation

You will not reveal your separation from the Company to anyone other than your immediate family or legal counsel until the Company has issued a written announcement.

8.                                      Release of Claims

In consideration for, among other terms, the Severance Benefits and the Company’s obligations described in the preamble to this Agreement, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•                  relating to your employment by and termination of employment with the Company;

•                  of wrongful discharge or violation of public policy;

•                  of breach of contract;

•                  of defamation or other torts;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in

Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•                  under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);

•                  for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect your rights under this Agreement, including the Preamble, your vested rights under any employee benefit plan or the Equity Documents; or your right to seek to be defended and indemnified by the Company in the event a claim is asserted against you for acts that arose within the course and scope of your employment.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

9.                                      OWBPA.

Because you are at least forty (40) years of age, you have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age.  The release in Section 7 is intended to release any Claim you may have against InVivo alleging discrimination on the basis of age under the ADEA, OWBPA and other laws.  Notwithstanding anything to the contrary in this Agreement, the release in Section 8 does not cover rights or Claims under the ADEA that arise from acts or omissions that occur after the date you sign this Agreement.

10.                               Legally Binding; Advice of Counsel

This Agreement is a legally binding document and your signature will commit you to its terms.  You acknowledge that you been advised by the Company to review this Agreement with counsel before entering into it.  You have carefully read and fully understand all of the provisions of this Agreement and you acknowledge that you are voluntarily entering into this Agreement.

11.                               Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If you file any charge or complaint with any Government Agency and if the

Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.  In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenants Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

12.                               Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.   Section 6 of the Employment Agreement is preserved and incorporated by reference herein.

13.                               Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, other than those set forth herein.

14.                               Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Restrictive Covenants Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.                               Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.                               Jurisdiction

You hereby agree that the Massachusetts courts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement.  With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

17.                               Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

18.                               Entire Agreement and Time to Consider

Except for the Restrictive Covenant Agreement, the Indemnification Agreement, and the Equity Documents, this Agreement constitutes the entire agreement between you and the Company.

You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement.  You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”).  To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period.  If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period.  For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

19.                               Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.  Facsimile and pdf signatures shall be deemed to have the same legal effect as originals.

Please indicate your agreement to the terms of this Agreement by signing and returning it to me within the time period set forth above. We appreciate your service and wish you the very best in the future.

Very truly yours,

/s/ Richard Toselli	5/7/2018
Name:Richard Toselli	Date
Title: President and CEO

Enclosure (Restrictive Covenants Agreement)

The foregoing is agreed to and accepted by:

/s/ Christopher McNulty	5/7/2018
Date